Exhibit 99.1
News Release
Axalta Coating Systems 2001 Market Street Suite 3600 Philadelphia, PA 19103 USA	Contact Christopher Mecray D +1 215 255 7970 Christopher.Mecray@axaltacs.com

For Immediate Release

Axalta Releases Fourth Quarter and Full Year 2016 Results

Fourth Quarter 2016 Highlights:

•	Net sales of $1,029.4 million driven by volume and pricing growth of 5.6%, offset by unfavorable foreign currency translation

•
GAAP net loss attributable to Axalta of $36.5 million versus net income of $38.6 million in Q4 2015; Adjusted net income attributable to Axalta of $68.6 million for Q4 2016 versus $58.0 million in Q4 2015

•	Adjusted EBITDA of $226.5 million versus $212.8 million in Q4 2015
Full Year 2016 Highlights:

•	Net sales of $4,073.5 million driven by volume and pricing growth of 4.3%, offset by unfavorable foreign currency translation

•	GAAP net income attributable to Axalta of $41.8 million versus $93.7 million in 2015; Adjusted net income attributable to Axalta of $269.4 million for 2016 versus $241.9 million in 2015

•	Adjusted EBITDA of $907.1 million versus $867.2 million in 2015
PHILADELPHIA, PA, February 8, 2017 - Axalta Coating Systems Ltd. (NYSE:AXTA) (“Axalta”), a leading global coatings company, announced its financial results for the fourth quarter and full year ended December 31, 2016.
“Axalta’s 2016 financial period ended on a strong note, with fourth quarter net sales and operating performance slightly exceeding the expectations set in October, driven by volume and favorable product mix. For the full year, we also met our key objectives in terms of financial and operating performance, despite a somewhat greater foreign currency headwind.” said Charles W. Shaver, Axalta’s Chairman and Chief Executive Officer. “We are proud of the progress we made this year, including achieving positive growth in a tough global economy, successfully executing on our M&A strategy, meeting our leverage target ahead of plan, and improving productivity through our Axalta Way initiatives. Key milestones were also met in new product technology introduction, refinancing our capital structure, and progressing our product globalization and commercial excellence objectives. We look forward to ongoing momentum in each of these areas in 2017.”
Fourth Quarter 2016 Consolidated Financial Results
Net sales of $1,029.4 million for the fourth quarter benefited from both volume and pricing growth, offset by a 3.0% negative impact from foreign currency translation. Constant currency net sales increased 5.6% compared to the year-ago quarter, driven by 2.2% higher average selling prices and 3.4% volume growth. Acquisitions contributed 3.1% of the volume growth in the quarter. Net sales growth in the quarter was led by Asia Pacific and North America, and Axalta posted positive overall volume growth in all regions except Latin America, which remains challenged in both segments.
We reported a net loss attributable to Axalta of $36.5 million for the fourth quarter of 2016 compared with net income attributable to Axalta of $38.6 million in Q4 2015. The net loss in Q4 2016 was primarily driven by severance charges related to planned productivity initiatives, the write-down of long-lived assets in Venezuela, and charges related to the refinancing of our Term Loans during Q4. Adjusted net income attributable to Axalta of $68.6 million for the fourth quarter of 2016 increased 18.3% compared to $58.0 million in Q4 2015.
Adjusted EBITDA of $226.5 million for the fourth quarter increased 6.4% compared to $212.8 million in Q4 2015. This result benefited from lower variable costs, acquisitions, improved average pricing as well as incremental savings from our operating enhancement initiatives. These factors were somewhat offset by negative foreign currency translation and operational expenditures to support planned growth.

Performance Coatings Results
Performance Coatings net sales were $608.8 million in Q4 2016, an increase of 3.4% year-over-year including a 4.3% unfavorable foreign currency translation impact. Constant currency net sales increased 7.7%, driven by a 2.5% increase in volumes and higher average selling prices of 5.2% in the period. Acquisitions added 4.3% to volume growth in the quarter. Refinish end-market net sales increased 0.1% to $422.4 million in Q4 2016 (increased 4.9% excluding foreign currency translation), while our Industrial end-market increased 11.8% to $186.4 million (increased 14.8% excluding foreign currency translation).
The Performance Coatings segment generated Adjusted EBITDA of $138.5 million in the fourth quarter, a 5.8% year-over-year increase. Contribution from acquisitions, positive pricing, coupled with variable cost savings, were partially offset by negative foreign currency translation and incremental operating expense to support growth initiatives. Fourth quarter segment Adjusted EBITDA margin of 22.7% reflected a 50 basis point increase compared to Q4 2015.
Transportation Coatings Results
Transportation Coatings net sales were $420.6 million in Q4 2016, an increase of 1.3% year-over-year including a 1.4% unfavorable foreign currency translation impact. Constant currency net sales increased 2.7% versus Q4 2015, driven largely by 4.7% volume growth, partially offset by a 2.0% negative price impact. Acquisitions added 1.5% to volume growth in the period.
Light Vehicle net sales increased 5.0% to $342.8 million year-over-year (increased 6.6% excluding foreign currency translation), driven principally by growth in Asia Pacific and North America versus last year, offset by modest decline in EMEA. Latin America saw the first positive revenue growth in several years, driven largely by Mexico with stable South America results versus prior periods. Commercial Vehicle net sales decreased 12.2% to $77.8 million versus last year (decreased 11.5% excluding foreign currency translation), driven by lower heavy truck production and ongoing slower volumes from other non-truck customers.
Transportation Coatings generated Adjusted EBITDA of $88.0 million in Q4 2016, an increase of 7.4% versus Q4 2015, with positive volume and variable cost contributions partially offset by somewhat lower average pricing, and ongoing operating expense increases to support planned growth. Segment Adjusted EBITDA margin of 20.9% in Q4 represented a 120 basis point increase from 19.7% in the prior year quarter.
Balance Sheet and Cash Flow Highlights
We ended the quarter with cash and cash equivalents of $535.4 million. Our debt, net of cash, was $2,728.5 million as of December 31, 2016, compared to $2,956.5 million at December 31, 2015. During the quarter we completed an amendment of our USD and Euro Term Loans which included a shift of the USD/Euro mix, repricing and extension of maturities. The amendment will reduce our interest payments by approximately $8 million annually. We also prepaid $150 million of our USD Term Loan in October for an additional annual interest savings of $5.6 million.
Fourth quarter operating cash flow was $228.0 million versus $237.1 million in the corresponding quarter of 2015, reflecting another strong seasonal operating result derived largely from strong operations and working capital performance. Free cash flow, calculated as operating cash flow less capital expenditures, totaled $187.1 million after capital expenditures of $40.9 million. For the full year 2016, free cash flow was $423.1 million, a significant increase from $271.7 million reported in 2015.
“We are very pleased that in the fourth quarter we were able to demonstrate strong operating and financial performance, including solid revenue growth as well as record Adjusted EBITDA margins. We also completed additional refinancing to further optimize our capital structure, and ended the year with very strong cash flow,” said Robert W. Bryant, Axalta’s Executive Vice President and Chief Financial Officer. “As we noted in December and affirm today, we continue to expect 2017 to show incremental progress across the organization, including ongoing above-market growth in net sales, modest incremental margin expansion, continued benefit from our acquisition strategy, and improvement in free cash flow and associated metrics.”

Adoption of New Share-based Compensation Expense Accounting Standard
During the three months ended December 31, 2016, Axalta early adopted ASU 2016-09, which addresses, among other items, the accounting for income taxes, calculations on diluted weighted average shares outstanding, and cash flow presentation relating to share-based compensation. The early adoption increased net income attributable to Axalta by $2.6 million and $13.4 million for both the three months and full year ended December 31, 2016, respectively. The impact of adoption increased Axalta's dilutive shares by 1.3 million shares and 1.7 million shares for the fourth quarter and year ended December 31, 2016, respectively. Axalta will provide more detailed information regarding the impact of the early adoption in its annual report on Form 10-K for the year ended December 31, 2016.
2017 Guidance Update
We are updating our outlook for the full year 2017 as follows:

•	Net sales growth of 1-3% as-reported; 4-6% ex-FX, including acquisition contribution of 2-3%

•	Adjusted EBITDA of $930-980 million

•	Interest expense of ~$150 million

•	Income tax rate, as adjusted, of 22-24%

•	Free cash flow of $440-480 million

•	Capital expenditures of ~$160 million

•	Depreciation and amortization of ~$335 million

•	Diluted shares outstanding of 246-249 million
Conference Call Information
As previously announced, Axalta will hold a conference call to discuss its fourth quarter and full year 2016 financial results on Wednesday, February 8th, at 8:00 a.m. EDT. The U.S. dial-in phone number for the conference call is (877) 407-0784 and the international dial-in number is +1 (201) 689-8560. A live webcast of the conference call will also be available online at http://axalta.com/investorcall. For those unable to participate in the conference call, a replay will be available through February 11, 2017. The U.S. replay dial-in phone number is (844) 512-2921 and the international replay dial-in number is +1 (412) 317-6671. The replay passcode is 13654004.
Cautionary Statement Concerning Forward-Looking Statements
This release may contain certain forward-looking statements regarding Axalta and its subsidiaries including those relating to interest savings, returns generated by acquisitions, margin expansion, as well as our 2017 full year outlook, including net sales growth, Adjusted EBITDA, interest expense, income tax rate, as adjusted, free cash flow, capital expenditures, depreciation and amortization, and diluted shares outstanding. All of these statements are based on management’s expectations as well as estimates and assumptions prepared by management that, although they believe to be reasonable, are inherently uncertain. These statements involve risks and uncertainties, including, but not limited to, economic, competitive, governmental and technological factors outside of Axalta’s control that may cause its business, industry, strategy, financing activities or actual results to differ materially. More information on potential factors that could affect Axalta's financial results is available in the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" section within Axalta's most recent annual report on Form 10-K, and in other documents that we have filed with, or furnished to, the U.S. Securities and Exchange Commission. Axalta undertakes no obligation to update or revise any of the forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures
The historical financial information included in this presentation includes financial information that is not presented in accordance with generally accepted accounting principles in the United States (“GAAP”), including constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income. Management uses these non-GAAP financial measures in the analysis of our financial and operating performance because they assist in the evaluation of underlying trends in our business. Adjusted EBITDA consists of EBITDA adjusted for (i) non-cash items included within net income, (ii) items Axalta does not believe are indicative of ongoing operating performance or (iii) nonrecurring or infrequent items that Axalta believes are not reasonably likely to recur within the next two years. We believe that making such adjustments provides investors meaningful information to understand our operating results and ability to analyze financial and business trends on a period-to-period basis. Adjusted net income shows the adjusted value of net income (loss) attributable to controlling interests after removing the items that are determined by management to be items that we do not consider indicative of our ongoing operating performance or unusual or nonrecurring in nature. Our use of the terms constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income may differ from that of others in our industry. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income should not be considered as alternatives to net sales, net income (loss), income (loss) before operations or any other performance measures derived in accordance with GAAP as measures of operating performance or operating cash flows or as measures of liquidity. Constant currency net sales growth, income tax rate, as adjusted, EBITDA, Adjusted EBITDA, free cash flow, net debt and Adjusted net income have important limitations as analytical tools and should be considered in conjunction with, and not as substitutes for, our results as reported under GAAP. This presentation includes a reconciliation of certain non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP. Axalta does not provide a reconciliation for non-GAAP estimates for constant currency net sales growth, Adjusted EBITDA, income tax rate, as adjusted, or free cash flow on a forward-looking basis because the information necessary to calculate a meaningful or accurate estimation of reconciling items is not available without unreasonable effort. For example, such reconciling items include the impact of foreign currency exchange gains or losses, gains or losses that are unusual or nonrecurring in nature, as well as discrete taxable events. We cannot estimate or project these items and they may have a substantial and unpredictable impact on our US GAAP results.
Segment Financial Measures
The primary measure of segment operating performance is Adjusted EBITDA, which is a key metric that is used by management to evaluate business performance in comparison to budgets, forecasts, and prior year financial results, providing a measure that management believes reflects Axalta’s core operating performance. As we do not measure segment operating performance based on net income (loss), a reconciliation of this non-GAAP financial measure with the most directly comparable financial measure calculated in accordance with GAAP is not available.
About Axalta Coating Systems
Axalta is a global leader in the coatings industry, providing customers with innovative, colorful, beautiful and sustainable coatings solutions. From light vehicles, commercial vehicles and refinish applications to electric motors, building facades and other industrial applications, our coatings are designed to prevent corrosion, increase productivity and enhance durability. With more than 150 years of experience in the coatings industry, the 13,000 people of Axalta continue to find ways to serve our more than 100,000 customers in 130 countries better every day with the finest coatings, application systems and technology. For more information, visit axaltacoatingsystems.com and follow us @axalta on Twitter.

Financial Statement Tables
AXALTA COATING SYSTEMS LTD.
Consolidated Statements of Operations (Unaudited)
(In millions, except per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net sales	$1,029.4	$1,003.6	$4,073.5	$4,087.2
Other revenue	5.2	6.0	23.9	26.1
Total revenue	1,034.6	1,009.6	4,097.4	4,113.3
Cost of goods sold	641.8	639.2	2,527.6	2,597.3
Selling, general and administrative expenses	263.4	237.1	962.5	914.8
Venezuela asset impairment	57.9	—	57.9	—
Research and development expenses	16.1	12.9	57.7	51.6
Amortization of acquired intangibles	21.6	20.2	83.4	80.7
Income from operations	33.8	100.2	408.3	468.9
Interest expense, net	37.4	46.5	178.2	196.5
Other (income) expense, net	14.5	(0.2)	142.7	111.2
Income (loss) before income taxes	(18.1)	53.9	87.4	161.2
Provision for income taxes	16.3	14.8	39.8	63.3
Net income (loss)	(34.4)	39.1	47.6	97.9
Less: Net income attributable to noncontrolling interests	2.1	0.5	5.8	4.2
Net income (loss) attributable to controlling interests	$(36.5)	$38.6	$41.8	$93.7
Basic net income (loss) per share	$(0.15)	$0.16	$0.18	$0.40
Diluted net income (loss) per share	$(0.15)	$0.16	$0.17	$0.39
Basic weighted average shares outstanding	239.3	236.9	238.1	233.8
Diluted weighted average shares outstanding	239.3	241.5	244.4	239.7

AXALTA COATING SYSTEMS LTD.
Consolidated Balance Sheets (Unaudited)
(In millions, except per share data)
	December 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$535.4	$485.0
Restricted cash	2.7	2.7
Accounts and notes receivable, net	801.9	765.8
Inventories	529.7	530.7
Prepaid expenses and other	50.3	63.6
Total current assets	1,920.0	1,847.8
Property, plant and equipment, net	1,315.7	1,382.9
Goodwill	961.0	928.2
Identifiable intangibles, net	1,130.3	1,191.6
Other assets	527.8	479.6
Total assets	$5,854.8	$5,830.1
Liabilities, Shareholders’ Equity
Current liabilities:
Accounts payable	$474.2	$454.7
Current portion of borrowings	27.9	50.1
Other accrued liabilities	417.6	370.2
Total current liabilities	919.7	875.0
Long-term borrowings	3,236.0	3,391.4
Accrued pensions and other long-term employee benefits	249.1	252.3
Deferred income taxes	160.2	148.0
Other liabilities	32.2	22.2
Total liabilities	4,597.2	4,688.9
Commitments and contingent liabilities
Shareholders’ equity
Common shares, $1.00 par, 1,000.0 shares authorized, 240.5 and 237.9 shares issued and outstanding at December 31, 2016 and 2015, respectively	239.3	237.0
Capital in excess of par	1,294.3	1,238.8
Accumulated deficit	(47.1)	(132.8)
Accumulated other comprehensive loss	(350.4)	(269.3)
Total Axalta shareholders’ equity	1,136.1	1,073.7
Noncontrolling interests	121.5	67.5
Total shareholders’ equity	1,257.6	1,141.2
Total liabilities and shareholders’ equity	$5,854.8	$5,830.1

AXALTA COATING SYSTEMS LTD.
Consolidated Statement of Cash Flows (Unaudited)
(In millions)
	Year Ended December 31,
	2016	2015
Operating activities:
Net income	$47.6	$97.9
Adjustment to reconcile net income to cash provided by operating activities:
Depreciation and amortization	322.1	307.7
Amortization of financing costs and original issue discount	17.8	20.6
Debt extinguishment and refinancing related costs	97.6	2.5
Deferred income taxes	(14.2)	(5.0)
Realized and unrealized foreign exchange losses, net	35.5	93.7
Stock-based compensation	41.1	30.2
Asset impairments	68.4	30.6
Other non-cash, net	(1.9)	12.5
Changes in operating assets and liabilities:
Trade accounts and notes receivable	(67.8)	(61.1)
Inventories	(1.7)	(35.2)
Prepaid expenses and other	(64.5)	(65.6)
Accounts payable	32.3	(6.7)
Other accrued liabilities	54.0	10.1
Other liabilities	(7.0)	(22.4)
Cash provided by operating activities	559.3	409.8
Investing activities:
Business acquisitions (net of cash acquired)	(114.8)	(29.6)
Purchase of property, plant and equipment	(136.2)	(138.1)
Other investing activities	(6.0)	1.5
Cash used for investing activities	(257.0)	(166.2)
Financing activities:
Proceeds from short-term borrowings	0.2	2.0
Proceeds from long-term borrowings	1,604.3	—
Payments on short-term borrowings	(8.6)	(16.9)
Payments on long-term borrowings	(1,755.7)	(127.3)
Refinancing related costs	(86.3)	—
Dividends paid to noncontrolling interests	(3.0)	(4.7)
Proceeds from option exercises	16.7	62.4
Other financing activities	(0.2)	(0.2)
Cash used for financing activities	(232.6)	(84.7)
Increase in cash and cash equivalents	69.7	158.9
Effect of exchange rate changes on cash	(19.3)	(58.0)
Cash at beginning of period	487.7	386.8
Cash at end of period	$538.1	$487.7

Cash at end of period reconciliation:
Cash and cash equivalents	535.4	485.0
Restricted cash	2.7	2.7
Cash at end of period	$538.1	$487.7

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$(34.4)	$39.1	$47.6	$97.9
Interest expense, net	37.4	46.5	178.2	196.5
Provision for income taxes	16.3	14.8	39.8	63.3
Depreciation and amortization	86.3	82.2	322.1	307.7
EBITDA	105.6	182.6	587.7	665.4
Debt extinguishment and refinancing related costs (a)	13.4	2.5	97.6	2.5
Foreign exchange remeasurement losses (b)	0.6	3.5	30.6	93.7
Long-term employee benefit plan adjustments (c)	(0.6)	(0.2)	1.5	(0.3)
Termination benefits and other employee related costs (d)	36.6	17.3	61.8	36.6
Consulting and advisory fees (e)	2.1	6.8	10.4	23.9
Transition-related costs (f)	—	(3.4)	—	(3.4)
Offering and transactional costs (g)	1.6	0.8	6.0	(1.5)
Stock-based compensation (h)	9.5	8.1	41.1	30.2
Other adjustments (i)	(0.2)	(4.9)	5.0	(5.8)
Dividends in respect of noncontrolling interest (j)	—	(0.3)	(3.0)	(4.7)
Asset impairments (k)	57.9	—	68.4	30.6
Adjusted EBITDA	$226.5	$212.8	$907.1	$867.2

(a)
During the three months and years ended December 31, 2016 and 2015 we prepaid principal on our term loans, resulting in non-cash extinguishment losses of $3.0 million, $9.6 million, $2.5 million and $2.5 million, respectively. During the three months and year ended December 31, 2016, we amended our Credit Agreement and refinanced our indebtedness, resulting in additional losses of $10.4 million and $88.0 million, respectively. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented gains of $0.4 million and losses of $23.5 million for the three months and year ended December 31, 2016, respectively, and gains of $1.1 million and losses of $51.5 million for three months and year ended December 31, 2015.

(c)	Eliminates the non-cash non-service cost (gain) components of long-term employee benefit costs.

(d)
Represents expenses primarily related to employee termination benefits including our initiative to improve the overall cost structure within the European region as well as costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(f)
Represents a change in estimate associated with the transition costs from DuPont to a standalone entity, including certain indemnities. We do not consider these items to be indicative of our ongoing operating performance.

(g)
Represents costs associated with the secondary offerings of our common shares by Carlyle and acquisition-related expenses, including changes in the fair value of contingent consideration, all of which are not considered indicative of our ongoing operating performance.

(h)
Represents non-cash costs associated with stock-based compensation, including $8.2 million of expense during the year ended December 31, 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan as a result of the Change in Control.

(i)
Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations, including equity investee dividends, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments and non-cash fair value inventory adjustments associated with our business combinations.

(j)
Represents the payment of dividends to our joint venture partners by our consolidated entities that are not wholly owned, which are reflected to show the cash operating performance of these entities on Axalta's financial statements.

(k)
As a result of currency devaluations in Venezuela, we recorded non-cash impairment charges relating to a real estate investment of $10.5 million and $30.6 million during the years ended December 31, 2016 and 2015, respectively. Additionally, during the year ended December 31, 2016, we recorded a $57.9 million non-cash impairment on long-lived assets associated with our Venezuela operations. We do not consider these impairments to be indicative of our ongoing operating performance.

The following table reconciles net income (loss) to adjusted net income for the periods presented (in millions):

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income (loss)	$(34.4)	$39.1	$47.6	$97.9
Less: Net income attributable to noncontrolling interests	2.1	0.5	5.8	4.2
Net income (loss) attributable to controlling interests	(36.5)	38.6	41.8	93.7
Debt extinguishment and refinancing related costs (a)	13.4	2.5	97.6	2.5
Foreign exchange remeasurement losses (b)	0.6	3.5	30.6	93.7
Termination benefits and other employee related costs (c)	36.6	17.3	61.8	36.6
Consulting and advisory fees (d)	2.1	6.8	10.4	23.9
Transition-related costs (e)	—	(3.4)	—	(3.4)
Offering and transactional costs (f)	1.6	0.8	6.0	(1.5)
Asset impairments (g)	57.9	—	68.4	30.6
Other adjustments (h)	—	(4.9)	0.8	7.1
Total adjustments	112.2	22.6	275.6	189.5
Income tax impacts (i)	7.1	3.2	48.0	41.3
Adjusted net income	$68.6	$58.0	$269.4	$241.9
Diluted adjusted net income per share	$0.28	$0.24	$1.10	$1.01
Diluted weighted average shares outstanding (1)	245.0	241.5	244.4	239.7
(1) For the three months ended December 31, 2016, represents what diluted shares would have been compared to the 239.3 million diluted shares, as reported, if the period had been in a net income position versus the reported loss.

(a)
During the three months and years ended December 31, 2016 and 2015 we prepaid principal on our term loans, resulting in non-cash extinguishment losses of $3.0 million, $9.6 million, $2.5 million and $2.5 million, respectively. During the three months and year ended December 31, 2016, we amended our Credit Agreement and refinanced our indebtedness, resulting in additional losses of $10.4 million and $88.0 million, respectively. We do not consider these items to be indicative of our ongoing operating performance.

(b)
Eliminates foreign exchange losses resulting from the remeasurement of assets and liabilities denominated in foreign currencies, net of the impacts of our foreign currency instruments used to hedge our balance sheet exposures. Exchange effects attributable to the remeasurement of our Venezuelan subsidiary represented gains of $0.4 million and losses of $23.5 million for the three months and year ended December 31, 2016, respectively, and gains of $1.1 million and losses of $51.5 million for three months and year ended December 31, 2015.

(c)
Represents expenses primarily related to employee termination benefits including our initiative to improve the overall cost structure within the European region as well as costs associated with our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(d)	Represents fees paid to consultants for professional services primarily related to our Axalta Way initiatives, which are not considered indicative of our ongoing operating performance.

(e)
Represents a change in estimate associated with the transition costs from DuPont to a standalone entity, including certain indemnities. We do not consider these items to be indicative of our ongoing operating performance.

(f)
Represents costs associated with the secondary offerings of our common shares by Carlyle and acquisition-related expenses, including changes in the fair value of contingent consideration, all of which are not considered indicative of our ongoing operating performance.

(g)
As a result of currency devaluations in Venezuela, we recorded non-cash impairment charges relating to our real estate investment of $10.5 million and $30.6 million during the years ended December 31, 2016 and 2015, respectively. Additionally, during the year ended December 31, 2016, we recorded a $57.9 million non-cash impairment on long-lived assets associated with our Venezuela operations. We do not consider these impairments to be indicative of our ongoing operating performance.

(h)
Represents costs for certain non-operational or non-cash (gains) and losses, unrelated to our core business and which we do not consider indicative of ongoing operations, including stock-based compensation of $8.2 million during 2015 attributable to the accelerated vesting of all issued and outstanding stock options issued under the 2013 Plan as a result of the Change in Control, indemnity losses (gains) associated with the Acquisition, losses (gains) on sale and disposal of property, plant and equipment, losses (gains) on the remaining foreign currency derivative instruments, non-cash fair value inventory adjustments associated with our business combinations and losses (gains) associated with curtailments, settlements and other non-recurring benefit plan adjustments.

(i)
The income tax impacts are determined using the applicable rates in the taxing jurisdictions in which expense or income occurred and includes both current and deferred income tax expense (benefit) based on the nature of the non-GAAP performance measure. Additionally, our income tax expense (benefit) also includes the impact of the removal of discrete income tax impacts within our effective tax rate which were expenses of $5.0 million, benefits of $1.6 million, expenses of $7.2 million and expenses of $1.3 million for the three months and years ended December 31, 2016 and 2015, respectively.